AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SECURE AMERICA ACQUISITION CORPORATION

Secure America Acquisition Corporation (the “Corporation”), organized and existing under and by virtue of the Delaware General Corporation Law, Title 8, Delaware Code (the “DGCL”), does hereby certify that:

1. The Corporation was originally incorporated under the name “Fortress America Acquisition Corporation II.” The Corporation’s certificate of incorporation was filed with the Delaware Secretary of State on May 14, 2007. The certificate of incorporation was amended on August 6, 2007 to change the name of the Corporation from “Fortress America Acquisition Corporation II” to “Secure America Acquisition Corporation” (as amended, the “Certificate of Incorporation”).

2. This amendment and restatement of the Certificate of Incorporation (the “Restated Certificate”) was duly adopted, pursuant to §§ 141, 242 and 245 of the DGCL by the board of directors (the “Board”) and stockholders of the Corporation.

3. This Restated Certificate shall be filed, upon consummation of the Corporation’s IPO, with the Secretary of State of the State of Delaware and shall become effective as of the date of such filing. Immediately upon filing of the Restated Certificate, the text of the entire Certificate of Incorporation is hereby amended and restated to read in full as set forth below:

FIRST: The name of the corporation is Secure America Acquisition Corporation (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is located at 615 S. DuPont Highway, Kent County, Dover, Delaware. The name of its registered agent at that address is National Corporate Research, Ltd.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 51,000,000, of which 50,000,000 shares shall be common stock, having a par value of $0.0001 per share (the “Common Stock”), and 1,000,000 shares shall be preferred stock, having a par value of $0.0001 per share (the “Preferred Stock”).

A.   Preferred Stock.  Subject to Article Sixth (H) below, the Board is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.   Common Stock.  Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall exclusively possess all voting power, and each share of Common Stock shall be entitled to one vote.

FIFTH:  The Corporation’s existence shall terminate on [●], 2009 (the “Termination Date”). This provision may be amended only in connection with, and become effective upon, the consummation of the Corporation’s initial Business Combination (as defined below). A proposal to so amend this section shall be submitted to stockholders in connection with the initial proposed Business Combination pursuant to Article Sixth (A) below.

SIXTH: The following provisions (A) through (G) shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of the Corporation’s initial Business Combination, and may not be amended without the affirmative vote of 95% of the IPO Shares (as defined below) during the Target Business Acquisition Period (as defined below).

A “Business Combination” shall mean the acquisition, or acquisition of control, by the Corporation, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, of one or more operating businesses in the homeland security industry (the “Target Business”) having, individually or collectively, a Fair Market Value (as defined below) equal to at least 80% of the Corporation’s net assets (excluding deferred underwriting discounts and commissions held in the Trust Account (as defined below)) on the date of such initial Business Combination; provided, however, that any Business Combination with more than one Target Business shall occur contemporaneously with one another.

The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation’s initial public offering (the “IPO”) up to and including the first to occur of (a) the consummation of the Corporation’s initial Business Combination or (b) the Termination Date.

“Fair Market Value” for purposes of this Article Sixth shall be determined by the Board based upon one or more standards generally accepted by the financial community (which may include actual and potential sales, earnings, cash flow and/or book value). The Corporation is not required to obtain an opinion from an investment banking firm as to the fair market value of the business if the Board independently determines that the Target Business or Businesses have sufficient fair market value to meet the threshold criterion.

The “Trust Account” shall mean the trust account established by the Corporation in connection with the consummation of its IPO and into which the Corporation will deposit a designated portion of the net proceeds from the IPO, including any amount that is or will be due and payable as deferred underwriting discounts and commissions (the “Deferred Underwriting Compensation”) pursuant to the terms and conditions of the underwriting agreement (the “Underwriting Agreement”) to be entered into with the underwriters of the IPO.

“IPO Shares” shall mean the shares of Common Stock issued as part of units sold by the Corporation in connection with the Corporation’s IPO.

A. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type that normally would require such stockholder approval under the DGCL. In addition to any other vote of stockholders of the Corporation required under applicable law or listing agreement, the Corporation may consummate the initial Business Combination only if approved by a majority of the IPO Shares voted at a duly held stockholders meeting; provided, however, that stockholders owning 30% or more of the IPO Shares do not vote against the Business Combination and exercise their conversion rights described in paragraph C below.

B. Upon consummation of the IPO and the private placement of the Corporation’s warrants expected to occur immediately prior to the IPO (the “Private Placement”), approximately $77,600,000 (or $89,120,000, if the underwriters’ over-allotment option is exercised in full) or such other amount (as set forth in the Corporation's registration statement on Form S-1 filed with the Securities and Exchange Commission at the time it goes effective) of the proceeds of the IPO and the Private Placement (including the proceeds of any exercise of the IPO underwriters’ over-allotment option) shall be deposited and thereafter held in the Trust Account. The Corporation shall not, and no officer, director or employee of the Corporation shall, disburse any of the proceeds held in the Trust Account, except in connection with (i) the payment of the Corporation's income tax liability associated with income earned on the proceeds held in the Trust Account, (ii) the release of up to an aggregate of $1,400,000 (net of income taxes) of interest earned on the Trust Account to fund the Corporation’s working capital requirements, (iii) a Business Combination or (iv) the dissolution of the Corporation as discussed in paragraph (D) below; in each case, in accordance with the trust agreement between the Corporation and the trustee named therein regulating the Trust Account.

C. In the event that the Corporation’s initial Business Combination is approved in accordance with the above paragraph (A) and is consummated by the Corporation, any stockholder of the Corporation holding IPO Shares who voted against the Business Combination may, contemporaneously with such vote, demand that the Corporation convert his, her or its IPO Shares into cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Account, inclusive of any interest earned (net of income taxes payable thereon) but less interest income (net of income taxes payable thereon) in the amount of up to $1,400,000, which may have been released to the Corporation, calculated as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares.

D. In the event that the Corporation does not consummate a Business Combination by the Termination Date, the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation and distribute the amount in the Trust Account plus any other net assets of the Corporation (subject to reservation of amounts to pay any obligations or claims of the Corporation) on a pro rata basis to holders of IPO Shares as soon as reasonably practicable. In the event that the Corporation is so dissolved and liquidated, only the holders of IPO Shares shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.

E. A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event of the liquidation of the Corporation or in the event such holder demands conversion of his, her or its IPO Shares in accordance with paragraph C above. Under no other circumstance shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account.

F. The Audit Committee of the Corporation’s Board shall review and approve all payments made by the Corporation to its officers, directors and their or the Corporation’s affiliates. Any payment made to a member of the Audit Committee will be reviewed and approved by the Board, with any member of the Board that has a financial interest in such payment abstaining from such review and approval. In no event will the Corporation pay any of its officers or directors or any entity with which they or it are affiliated, any finder’s fee or other compensation for services rendered to it prior to or in connection with the consummation of an initial Business Combination; provided, that the Corporation’s officers, directors and its and their affiliates shall be entitled to reimbursement from the Corporation for their out-of-pocket expenses incurred in connection with identifying and investigating possible Target Businesses and Business Combinations. Payments of an aggregate of $7,500 per month for office space, secretarial and administrative services to Homeland Security Capital Corporation shall not be subject to the provisions of this paragraph F.

G.  The Board may not, in any event, issue any shares of Common Stock or Preferred Stock prior to an initial Business Combination that participates in or is otherwise entitled in any manner to any of the proceeds in the Trust Account or votes as a class with the Common Stock on an initial Business Combination.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

B. The Board shall have the power, without the consent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation, as provided in the bylaws of the Corporation.

C. The Board, in its discretion, may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the issued and outstanding shares of Common Stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be represented in person or by proxy) shall be as valid and binding upon the Corporation and all stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Board hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the DGCL, this Restated Certificate and any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the Board which would have been valid if such bylaw had not been made.

E. The Board shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The directors in Class A shall be elected for a term expiring at the first annual meeting of stockholders, the directors in Class B shall be elected for a term expiring at the second annual meeting of stockholders and the directors in Class C shall be elected for a term expiring at the third annual meeting of stockholders. Commencing at the first annual meeting of stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

EIGHTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amounts if, ultimately, it shall be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH:     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding upon all creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, I have signed this Amended and Restated Certificate of Incorporation this [●] day of [●], 2007.

Harvey L. Weiss, Co-Chief Executive Officer